Exhibit 10.22

SHENZHEN TMK POWER INDUSTRIES LTD.

(English Translation)

Confidentiality Agreement

Party A:

Shenzhen TMK Power Industries Ltd.

Party B:

Employee Name

As provided by national and provincial law, administrative regulations and the Unfair Competition Law of the People's Republic of China, it is agreed by and between Party A and Party B as follows:

Article 1:

The confidential information to be disclosed by Party A under this agreement refers to the technical information, operational information and other trade information with varied medium forms, which are not known to other units or individuals, which are belonged to the company, and which the company has taken measures to keep secret. Technical secrets in this agreement include but are not limited to: technical programs, design drawings, production programs, formulation process, technical indicators, software, technical reporting, electronic data, experiment reports, new product patterns, moulds, samples, technical files, software, electronic data, related correspondence, etc. Other trade secrets in this agreement include but are not limited to: client information, marketing plan, purchase plan, price policy, financial information, supply channels, etc.

As to confidential information (technical secret and trade secret) belonging to the third party, where Party A bears duty of confidentiality, this agreement also applies.

Article 2:

During Party B's employment, any technical achievement and trade secret made by him/her in execution of the tasks of Party A, or primarily using Party A's material resources, technical method or business information of the company belong to Party A. Complying with requirements of Party A, Party B shall provide all necessary information and take all necessary actions including application, registration, etc. to assist Party A to obtain and exercise related intellectual property rights.

Article 3:

For Party A business-related invention, works, computer software, or other knowledge products which Party B accomplishes during his/her tenure with the company and which Party B claims intellectual property rights, Party B shall promptly report to Party A. For those intellectual property rights which are verified by Party A as employee belongings instead of the company's, Party A shall not consider them as its own technical secrets and shall not take advantage of them for production, operation or transition to third parties without authorization of Part B.

SHENZHEN TMK POWER INDUSTRIES LTD.

Those knowledge products which are not promptly reported by Party B to Party A are deemed to belong to Party A without exceptions. Even though those knowledge products are proved in fact as non-office results, Party B shall not claim any financial reimbursements and Party A shall not assume any liabilities.

In case any dispute arising, both parties shall settle through friendly consultations. If no settlement can be reached, the case in dispute shall then be submitted to the court.

Article 4:

Party A is obliged to:

1) develop confidential management system, classify the security level of technical secrets, and clearly identify the confidential period.

2) promptly notify Party B for any changes to security level or confidential period of technology secrets.

3) allow Party B needs to access technical secrets if Party B's job needed.

4) provide Party B and other employees fair wages, benefits, promotion, and access to technology development without any discriminations.

Article 5:

During tenure in the company, Party B shall comply with both written and unwritten confidential rules and regulations. Party B shall bear duty of loyalty and duty of confidentiality during his/her employment.

For those not covered or specifically explained by confidential rules and regulations, employees shall be prudent, honest and cautious, and take rational actions whenever needed to preserve Party A's technical and trade secrets.

Article 6:

Unless performing job-related duties, without prior written permission and duly authorization of Party A, Party B shall not disclose the business secrets to any third party including other employees in this company and shall not take advantage of business secret to non-job-related duties.

Article 7:

After demission, Party B shall is obligated to protect technical or business secrets same as during his/her tenure regardless of the reasons for Party B to leave the company.

SHENZHEN TMK POWER INDUSTRIES LTD.

Confidential period after demission (by default selection 1 below):

1) indefinite confidentiality until Party A announces that secret information be decrypted or in fact be made public;
2) definite confidentiality, secrecy time period effective from the day of demission, calculated to 5 years

Party B agrees that Party A has taken Party B's efforts to bear the duty of confidentiality after demission into Party B's salary consideration so Party A is not obligated to pay extra confidential fee to Party B after his/her departure.

Article 8:

Party B is committed to not use any technical or business secrets and intellectual properties belonging to the third party during his/her tenure in the company.

Employees who breach the commitment mentioned above shall be held accountable under the law and liable to the third party.

Article 9:

If Party A is alleged by a third-party because Party B is specifically asked by Party A to infringe upon intellectual property rights of third-party during performing job-related duties, Party A instead of Party B is subject to the litigation fees and redemption.

Article 10:

Before demission, Party B is obligated to return all properties belonging to Party A, such as the medium forms of trade secret including but not limited to files, documents, charts, notes, reports, letters, faxes, cassette, CD/DVD, instruments, etc.

Article 11:

If Party A fails to comply with item 2, 3, and 4 of Article 4 mentioned above, Party A shall pay Party B a one-time 50,000RMB fine; if Party A breaches item 1 of Article 4 mentioned above, Party B is not obligated to duty of confidentiality.

If Party B fails to comply with any item of Article5, 6, 7, and 10 mentioned above, Party B shall be held accountable and pay Party A one-time 100,000RMB fine; if Party B does not bear duty of confidentiality and infringe technical secrets of Party A, Party B shall be held infringement liability and responsible for any economic loss incurred.

Fine for breach shall not substitute compensations on the losses resulted from breaching the agreement but can be deducted from the amount of losses; Party A can deduct salary of Party B to cover fine for breach.

SHENZHEN TMK POWER INDUSTRIES LTD.

If Party B breaches the agreement, Party A holds right to terminate labor employment contract with Party B.

Article 12:

In case any dispute arising, both parties shall settle through consultations. If no settlement can be reached, any party shall be entitled to submit the case in dispute to the court. Both parties shall agree to select court in Party A's premises.

Article 13:

Both parties agree that this agreement shall be terminated automatically in case one of the following conditions occurs:

1) Party A breaches item 1 of Article 4 mentioned above;

2) Secret information listed in Article 1 be decrypted or in fact be made public;

3) Party A breaches labor employment contract to dismiss Party B.

Article 14:

Both parties agree to confirm terms of this agreement during Party B demission; Party B assumes the obligations under Article 7 if Party B resigns on his/her own; for those not confirmed by Party A, Party B assumes no duty of confidentiality

Article 15:

This agreement takes into effect since signed and sealed by both parties. Employees who breach this agreement shall be held accountable under the law. Party A preserves the rights to sue the breached party.

Party A (seal):	Party B (signature):

Legal representative (signature):	Identity card number:

Date:	Date: